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                                                                     EXHIBIT 11


                        ABBOTT LABORATORIES AND SUBSIDIARIES

                   CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

                (Dollars and Shares in Millions Except Per Share Amounts)

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                                                             SIX MONTHS ENDED JUNE 30
                                                             -----------------------
                                                              1997             1996
                                                             --------        -------
1.  Net earnings                                            $ 1,056.4        $ 950.5
                                                             --------        -------
2.  Average number of shares outstanding                        773.1          784.5
                                                             --------        -------
3.  Earnings per share based upon average
    outstanding shares (1 divided by 2)                        $ 1.37         $ 1.21
                                                             --------        -------
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4.  Fully diluted earnings per share:

    a. Stock options granted and outstanding for
     which the market price at quarter-end
     exceeds the option price                                    32.0           26.9
                                                             --------        -------
                                                             --------        -------
    b. Aggregate proceeds to the Company from
     the exercise of options in 4.a.                        $ 1,225.3         $771.7
                                                             --------        -------
                                                             --------        -------
    c. Market price of the Company's common
     stock at quarter-end                                     $ 66.75         $43.50
                                                             --------        -------
                                                             --------        -------
    d. Shares which could be repurchased
     under the treasury stock
     method (4.b. divided by 4.c.)                               18.4           17.7
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    e. Addition to average outstanding shares
     (4.a. - 4.d.)                                               13.6            9.2
                                                             --------        -------
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    f. Shares for fully diluted earnings per
     share calculation (2. + 4.e.)                              786.7          793.7
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    g. Fully diluted earnings per share
     (1. divided by 4.f.)                                      $ 1.34          $1.20
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